Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On June 21, 2022, Cullinan Oncology, Inc. (“Cullinan”) completed the previously announced sale of its equity interests in Cullinan Pearl Corp. (“Cullinan Pearl”) to Taiho Pharmaceutical Co., Ltd. (“Taiho Pharma”) pursuant to the terms of a Share Purchase Agreement dated May 11, 2022 (the “Purchase Agreement”) and the simultaneous signing of a U.S. Co-Development Agreement (the “Co-Development Agreement”) with Taiho Oncology, Inc. (“Taiho Oncology”), an affiliate of Taiho Pharma, related to the co-development of CLN-081. Cullinan received a $275.0 million upfront payment for the transaction, subject to customary purchase price adjustments, and is eligible for an additional $130.0 million tied to epidermal growth factor receptor (“EGFR”) exon20 non-small cell lung cancer (“NSCLC”) regulatory milestones, in addition to sharing equally in the future potential U.S. profits and losses for CLN-081.

The following unaudited pro forma consolidated financial statements are intended to show how the combined transactions might have affected the historical financial statements of Cullinan if the transactions had been completed at an earlier time as indicated therein, and such unaudited pro forma consolidated financial statements are derived from, and should be read in conjunction with, Cullinan’s historical financial statements and notes thereto, as presented in its Quarterly Report on Form 10-Q and Annual Report on Form 10-K for the three months ended and the year ended March 31, 2022 and December 31, 2021, respectively. The unaudited pro forma consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended. The unaudited pro forma consolidated balance sheet as of March 31, 2022, assumes the transactions had occurred on March 31, 2022. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2022, and the year ended December 31, 2021, give effect to the transactions as if they had occurred as of January 1, 2021.

The transaction accounting adjustments to reflect the sale of the Cullinan Pearl business in the unaudited pro forma consolidated financial statements include:

•	the sale of the shares and the derecognition of assets and liabilities of the Cullinan Pearl business pursuant to the Purchase Agreement;

•	adjustments required to record the estimated impact of the cash proceeds received in connection with the transactions; and

•	adjustments required to record the estimated impact of co-developing CLN-081 with Taiho Oncology.

The contingent consideration of $130.0 million related to meeting the EGFR exon20 NSCLC regulatory milestones will be recorded at the time, if and when the milestones are achieved and as such, are not reflected as transaction consideration as such milestones have not been achieved as of the date of close.

The unaudited pro forma consolidated financial statement information is presented for informational purposes only and is based upon estimates by Cullinan’s management, which are based upon available information and certain assumptions that Cullinan management believes are reasonable as of the date of this filing. Actual amounts could differ materially from these estimates. Pro forma adjustments included in the unaudited pro forma consolidated financial statements are limited to those that are (i) directly attributable to the sale, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the results of Cullinan. The unaudited pro forma consolidated financial statements are not intended to be indicative of the actual financial position or results of operations that would have been achieved had the transactions been consummated as of the periods indicated above, nor does it purport to indicate results which may be attained in the future. For example, these financial statements do not reflect any potential earnings or other impacts from the use of the proceeds from the sale or any synergies and dis-synergies that could result from the sale.

The unaudited pro forma consolidated balance sheet as of March 31, 2022, and the unaudited pro forma consolidated statement of operations for the three months ended March 31, 2022, and the year ended December 31, 2021, should be read in conjunction with the notes thereto.

Cullinan Oncology, Inc.

Pro Forma Consolidated Balance Sheet

As of March 31, 2022

(Unaudited)

		Transaction Accounting Adjustments
(In thousands, except share and per share data)	Historical Cullinan (A)	Cullinan Pearl (B)	Pro Forma Adjustments (C)		Pro Forma Cullinan
Assets
Current assets:
Cash and cash equivalents	$76,118	$(1,520)	$275,666	(i)	$350,264
Short-term investments	238,736	—			238,736
Prepaid expenses and other current assets	7,458	(1,063)	—		6,395

Total current assets	322,312	(2,583)	275,666		595,395
Property and equipment, net	64	—	—		64
Operating lease right-of-use assets	1,194	—	—		1,194
Other assets	147	—	—		147
Deferred tax assets	19,568	—	(19,568	) (ii)	—
Long-term investments	94,178	—	—		94,178

Total assets	$437,463	$(2,583)	$256,098		$690,978

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$6,306	$(1,382)	$—		$4,924
Accrued expenses and other current liabilities	10,432	(2,891)	—		7,541
Income taxes payable	—	—	42,134	(ii)	42,134
Operating lease liabilities, current	519	—	—		519

Total current liabilities	17,257	(4,273)	42,134		55,118
Long-term liabilities:
Operating lease liabilities, net of current portion	736	—	—		736

Total Liabilities	17,993	(4,273)	42,134		55,854
Stockholders’ equity:
Common stock, $0.0001 par value, 150,000,000 shares authorized as of March 31, 2022, 44,660,026 shares issued and outstanding	4	—	—		4
Additional paid-in capital	592,839	—	—		592,839
Accumulated other comprehensive loss	(3,134)	—	—		(3,134)
Retained earnings (accumulated deficit)	(171,007)	1,690	213,964	(iii)	44,647

Total Cullinan stockholders’ equity	418,702	1,690	213,964		634,356

Noncontrolling interests	768	—	—	(iv)	768

Total stockholders’ equity (deficit)	419,470	1,690	213,964		635,124

Total liabilities and stockholders’ equity	$437,463	$(2,583)	$256,098		$690,978

See accompanying notes to the pro forma consolidated financial statements

Cullinan Oncology, Inc.

Pro Forma Consolidated Statement of Operations

For the three months ended March 31, 2022

(Unaudited)

		Transaction Accounting Adjustments
(In thousands, except share and per share data)	Historical Cullinan (A)	Cullinan Pearl (B)	Pro Forma Adjustments (C)		Pro Forma Cullinan
Operating expenses:
Research and development	$24,536	$(7,899)	$3,949	(v)	$20,586
General and administrative	8,121	(628)	628	(vi)	8,121

Total operating expenses	32,657	(8,527)	4,577		28,707

Loss from operations	(32,657)	8,527	(4,577)		(28,707)
Other income:
Interest income, net	197	20	—		217

Net loss before income taxes	(32,460)	8,547	(4,577)		(28,490)
Income tax benefit	(19,568)	—	19,568	(vii)	—

Net loss	(12,892)	8,547	(24,145)		(28,490)
Net loss attributable to noncontrolling interest	(794)	—	347	(viii)	(447)

Net loss attributable to common stockholders of Cullinan	$(12,098)	$8,547	$(24,492)		$(28,043)

Net loss per share, basic and diluted	$(0.27)	$—	$—		$(0.63)

Total weighted-average shares used in computing net loss per share, basic and diluted	44,431,657	—	—		44,431,657

See accompanying notes to the pro forma consolidated financial statements

Cullinan Oncology, Inc.

Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2021

(Unaudited)

		Transaction Accounting Adjustments
	Historical	Cullinan	Pro Forma		Pro Forma
	Cullinan	Pearl	Adjustments		Cullinan
(In thousands, except share and per share data)	(A)	(B)	(C)
License revenue	$18,943	$(18,943)	$—		$—
Operating expenses:
Research and development	57,751	(22,723)	11,361	(v)	46,389
General and administrative	29,146	(1,375)	1,375	(vi)	29,146

Total operating expenses	86,897	(24,098)	12,736		75,535

Loss from operations	(67,954)	5,155	(12,736)		(75,535)
Other income (expense):
Interest income, net	477	(3)	—		474
Other income (expense)	(8)	—	—		(8)

Net loss	(67,485)	5,152	(12,736)		(75,069)
Net loss attributable to noncontrolling interest	(1,915)	—	689	(viii)	(1,226)

Net loss attributable to common stockholders of Cullinan	$(65,570)	$5,152	$(13,425)		$(73,843)

Net loss per share, basic and diluted	$(1.52)	$—	$—		$(1.71)

Total weighted-average shares used in computing net loss per share, basic and diluted	43,077,330	—	—		43,077,330

See accompanying notes to the pro forma consolidated financial statements

Cullinan Oncology, Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)

On June 21, 2022, Cullinan simultaneously completed its sale of Cullinan Pearl and entered into the Co-Development Agreement. Cullinan received $275.0 million upfront, subject to customary purchase adjustments, and is eligible for an additional $130.0 million tied to EGFR exon20 NSCLC regulatory milestones, in addition to sharing equally in the future potential U.S. profits and losses for CLN-081.

The unaudited pro forma consolidated financial statements reflect the following notes and adjustments:

(A)	Reflects the historical consolidated balance sheet as of March 31, 2022, and consolidated statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021.

(B)	Reflects the elimination of the historical assets, liabilities and results of operations of Cullinan Pearl from Cullinan’s historical consolidated financial statements.

(C)

Reflects the additional transaction accounting adjustments, including the impact of the Co-Development Agreement, to present how the sale of Cullinan Pearl might have affected Cullinan’s historical financial statements if the sale had been completed at an earlier time.

(i)

To record the total transaction consideration, including the base consideration of $275.0 million, plus estimated cash available on Cullinan Pearl as of the closing date and less the re-payment of Cullinan Pearl’s outstanding indebtedness, which includes intercompany indebtedness.

(ii)

Reflects reduction in existing deferred tax assets for use of net operating loss carry forward and accrual of current tax payable due to the recognition of Cullinan’s income tax liability based on the estimated taxable gain on the disposition of Cullinan Pearl.

(iii)	Reflects the net change to retained earnings as a result of the recognition of the total cash receipts from the transaction, net of the tax effect.

(iv)

To record noncontrolling interests in Cullinan Pearl of Taiho Ventures, LLC (“Taiho Ventures”), an affiliate of Taiho Pharma. As of March 31, 2022, Taiho Ventures had a zero basis in Cullinan Pearl based on the hypothetical liquidation book value method.

(v)

To record Cullinan’s share of 50% of the research and development costs related to CLN-081, pursuant the Co-Development Agreement, for the three months ended March 31, 2022, and the twelve months ended December 31, 2021.

(vi)

To record the general and administrative costs related to CLN-081 for the three months ended March 31, 2022, and the twelve months ended December 31, 2021. General and administrative costs are not shared between Cullinan and Taiho and as such, any amounts incurred will be retained by Cullinan.

(vii)

Reflects the reversal of the income tax benefit recorded in the historical financial statements for the quarter ended March 31, 2022 relating to recognition of existing deferred tax assets for use of net operating loss carry forward and current year operating losses, based on the estimated taxable gain on the disposition of Cullinan Pearl.

(viii)	Reflects the allocation of Cullinan Pearl’s losses as it relates to Taiho Ventures’ noncontrolling interests for the three months ended March 31, 2022, and the twelve months ended December 31, 2021.

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